                                                                   EXHIBIT 10.48

                            ALON USA OPERATING, INC.
                        INCENTIVE STOCK OPTION AGREEMENT

      THIS AGREEMENT (this "Agreement"), effective as of February 5, 2001, is made and entered into by and between Alon USA Operating, Inc., a Delaware corporation (the "Corporation"), and Joseph A. Concienne, III (the "Participant").

                                   WITNESSETH:

      WHEREAS, the Corporation has implemented the Alon USA Operating, Inc 2000 Stock Option Plan (the "Plan"), which was adopted by the Corporation's Board of Directors (the "Board"), and which provides for the grant of stock options to certain selected officers, directors, employees, consultants and independent contractors of the Corporation or its subsidiaries with respect to shares of common stock, $.01 par value, of the Corporation (the "Common Stock");

      WHEREAS, the Plan provides that certain options granted pursuant to the Plan are intended to qualify as "incentive stock options" pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), while certain other options granted under the Plan will constitute non-qualified options;

      WHEREAS, the committee appointed by the Board to administer the Plan (the "Committee") has selected the Participant to participate in the Plan and has awarded the incentive stock option described in this Agreement (the "Option") to the Participant;

      WHEREAS, the parties hereto desire to evidence in writing the terms and conditions of the Option.

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, and as an inducement to the Participant to continue as an employee, director, consultant or independent contractor of the Corporation or its subsidiaries and to promote the success of the business of the Corporation and its subsidiaries, the parties hereby agree as follows:

      1. Grant of Option. The Corporation hereby grants to the Participant, upon the terms and subject to the conditions, limitations and restrictions set forth in the Plan and in this Agreement, the Option to acquire 758.2 shares of Common Stock, at an exercise price per share of $150 effective as of the date of this Agreement (the "Award Date"). The Participant hereby accepts the "Option from the Corporation.

      2. Vesting; Section 422 Treatment. The Option shall vest thirty (30) days prior to the tenth anniversary date of the date of this Option Agreement (the "Final Vesting Date") unless the vesting has been accelerated in accordance with the provisions of Exhibit A hereto ("Accelerated Vested Shares"). The Corporation will provide Participant written notice of the vesting of Accelerated Vested Shares (a "Vesting Notice"). Participant will have ninety
(90) days after the date of the Vesting Notice in which to exercise the Accelerated Vested Share options described in that notice; if not exercised within that time period, the right to exercise options with respect to such shares will lapse and no longer be exercisable.

      The Participant is aware that the Option will be treated as an incentive stock option subject to Section 422 of the Code only if the Common Stock obtained upon exercise of the Option is held for a period of one year following exercise of the Option and two years following the date the Option is granted. In addition, to the extent that Options that first become exercisable during a year have an aggregate fair market value that exceeds $100,000, incentive stock option treatment under section 422 of the Code is available only with respect to the first $100,000. The value of an Option for this purpose is determined at the time the Option is granted. The Participant is aware that if these conditions are not met, the Option will be considered to be a non-qualified stock option and exercise will result in the recognition by the Participant of ordinary income equal in amount to the difference between the exercise price of the Option and the fair market value of the Common Stock received as of the date of exercise. The payment of taxes due upon the exercise of any portion of the Option that is deemed to be a non-qualified option is the responsibility of the Participant.

      3. Exercise; Bonus Payment of Exercise Price. In order to exercise the Option with respect to any vested portion, the Participant shall provide written notice to the Corporation at its principal executive office. At the time of exercise, the Participant shall pay to the Corporation the exercise price per share set forth in Section 1 times the number of vested shares as to which the Option is being exercised. If the Option is exercised in full, the Participant shall surrender this Agreement to the Corporation for cancellation. If the Option is exercised in part, the Participant shall surrender this Agreement to the Corporation so that the Corporation may make appropriate notation hereon or cancel this Agreement and issue a new agreement representing the unexercised portion of the Option.

      In order to provide funding for the exercise of the Option, the Corporation agrees that immediately upon exercise of the Option, the Corporation will make a bonus payment to the Participant in an amount sufficient, on an after-tax basis, to pay the full exercise price of such Option (the "Bonus Payment"), subject to the terms and conditions of this Section 3. If any portion of the Bonus Payment is subject to any federal, state and local income tax, including FICA, the Corporation shall pay or cause to be paid to the Participant at the same time an additional amount (the "Gross-up Payment") such that the net amount retained by the Participant, after deduction of any federal, state and local income tax, or FICA upon the Bonus Payment and the Gross-up Payment provided for in this subsection, shall be equal to the Bonus Payment. The amount of the Gross-Up Payment with respect to any fiscal year will be reduced by the amount of any cash bonus paid to Participant with respect to such fiscal year pursuant to the Alon USA Annual Cash Bonus Plan.

      4. Who May Exercise. The Option is exercisable during the lifetime of the Participant only by the Participant. To the extent exercisable after the Participant's death, the Option may be exercised only by the Participant's representatives, executors, successors or beneficiaries.

      5. Expiration of Option. The Option will expire, and will not be exercisable with respect to any vested portion as to which the Option has not been exercised, on the first to occur of: (a) the tenth anniversary of the Award Date; (b) the later of 90 days after any termination of the Participant's employment with the Corporation for any reason other than death; or (c) or 180 days after the Participant's death. The Option will expire, and will not be exercisable, with respect to any unvested portion, immediately upon the termination of the Participant's employment with the Corporation for any reason, including death. Options that vest on the Participant's termination of employment pursuant to his employment agreement shall not be considered "unvested" for this purpose.

      6. Tax Withholding. Any provision of this Agreement to the contrary notwithstanding, the Corporation may take such steps as it deems necessary or desirable for the withholding of any taxes that it is required by law or regulation of any governmental authority, federal, state or local, domestic or foreign, to withhold in connection with any of the shares of Common Stock subject hereto.

      7. Dilution. In the event that the outstanding shares of Common Stock (other than shares held by dissenting stockholders) are changed into or exchanged for a different number or kind of shares of stock of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise), or in the event a stock split or stock dividend has occurred, the Corporation or its successor will substitute for each share of Common Stock then subject to the Option the consideration provided pursuant to Section 17 of the Plan.

      8. Transfer of Option or Shares. The Participant may not, directly or indirectly, sell, transfer, pledge, encumber or hypothecate ("Transfer") any unvested portion of the Option or the rights and privileges pertaining thereto. In addition, the Participant may not, directly or indirectly, Transfer any vested portion of the Option or any shares of Common Stock acquired upon exercise of the Option other than (i) with the prior written consent of the Corporation, (ii) by will or the laws of descent and distribution, (iii) with respect to shares of Common Stock issued upon exercise of the Option, pursuant to an effective registration statement filed under applicable federal and state securities laws or an exemption from the registration requirements thereunder. Any permitted transferee to whom the Participant Transfers the Option must agree to be bound by this Agreement. Neither the Option nor the underlying shares of Common Stock are liable for or subject to, in whole or in part, the debts, contracts, liabilities or torts of the Participant, nor are they subject to garnishment, attachment, execution, levy or other legal or equitable process.

      9. Certain Legal Restrictions. The Corporation is not obligated to sell or issue any shares of Common Stock upon the exercise of the Option or otherwise unless the issuance and delivery of such shares complies with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of the Common Stock may then be listed. As a condition to the exercise of the Option or the sale by the Corporation of any additional shares of Common Stock to the Participant, the Corporation may require the Participant to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of applicable federal or state securities laws. The Corporation will not be liable for refusing to sell or issue any shares if the Corporation cannot obtain authority from the appropriate regulatory bodies deemed by the Corporation to be necessary to lawfully sell or issue such shares. In addition, the Corporation has no obligation to the Participant, express or implied, to list, register or otherwise qualify any of the Participant's shares of Common Stock. The certificate evidencing shares of Common Stock issued to the Participant may be legended as follows:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED OR PLEDGED EXCEPT IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.

      10. Plan Incorporated. The Participant accepts the Option and this Agreement subject to all the provisions of the Plan, which are incorporated into this Agreement, including the provisions that authorize the Committee to administer and interpret the Plan and which provide that the Committee's decisions, determinations and interpretations with respect to the Plan are final and conclusive on all persons affected thereby. Except as otherwise set forth in this Agreement, terms defined in the Plan have the same meanings herein.

      11. Miscellaneous.

            (a) The Option is intended to be an incentive stock option under
Section 422 of the Code; provided, however, that neither the Corporation, its directors, officers, employees or the Committee, nor any subsidiary which is in existence or hereafter comes into existence, will be liable to the Participant or any other person or entity if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that the Option does not qualify for tax treatment as an incentive stock option under Section 422 of the Code.

            (b) The rights and obligations arising under this Agreement are not intended to and do not affect the employment relationship that otherwise exists between the Corporation and the Participant, whether such employment relationship is at will or defined by an employment contract. Nothing contained in this Agreement affects any right of the Corporation to terminate the Participant at any time, with or without cause, nor creates any rights to employment on the part of the Participant. This Agreement is not intended to and does not amend any existing employment contract between the Corporation and the Participant; to the extent there is a conflict between this Agreement and such an employment contract, the employment contract shall govern and take priority.

            (c) Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Corporation in respect of any of the shares issuable upon the exercise of the Option unless and until certificates representing such shares have been issued and delivered to the Participant or such Participant's agent.

            (d) All notices that are required or may be given pursuant to the terms of this Agreement must be in writing and will be sufficient in all respects if given in writing and delivered personally or by a recognized courier service or by registered or certified mail, postage prepaid, to the Corporation at its principal executive offices or to the Participant at the address set forth below his signature hereto (or to the attention of such other person or to such other address as either party provides to the other party by notice in accordance with this Section). Any such notice or other communication will be deemed to have been given on the day it is personally delivered or delivered by a recognized courier service as aforesaid or, if mailed, on the fifth day after it is mailed.

            (e) Subject to the limitations in this Agreement on the transferability by the Participant of the Option and any shares of Common Stock, this Agreement is binding upon and inures to the benefit of the representatives, executors, successors or beneficiaries of the parties hereto.

            (f) If any provision of this Agreement is determined to be invalid, illegal or unenforceable, in whole or in part, then the parties will be relieved of all obligations arising under such provision to the extent it is invalid, illegal or unenforceable, and such provision will be reformed to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

            (g) All section titles and captions in this Agreement are for convenience only, are not part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement.

            (h) The parties shall execute all documents, provide all information and take all such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement and to accomplish the transactions contemplated hereby.

            (i) This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement cannot be modified or amended except in writing signed by the party against whom enforcement is sought. No waiver by a party of any of the provisions of this Agreement will constitute a waiver of any other provision of this Agreement, nor will any such waiver constitute a continuing waiver.

            (j) This Agreement may be executed in multiple counterparts, all of which together constitute one agreement binding on the parties hereto, notwithstanding that the parties are not signatories to the same counterpart.

            (k) In addition to all other rights or remedies available at law or in equity, the Corporation is entitled to injunctive and other equitable relief to prevent or enjoin any violation of the provisions of this Agreement by the Participant.

            (1) THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE AND THE UNITED STATES, AS APPLICABLE, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PROVISIONS THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

            (m) At any time and from time to time the Committee may execute an instrument modifying, extending or renewing the Option, provided that no such modification, extension or renewal shall impair the Option in any respect without the consent of the Participant.

            (n) The Participant's spouse joins this Agreement for the purpose of agreeing to and accepting the terms of this Agreement and to bind any community property interest he or she has or may have in the Option, any vested or unvested portion of the Option, any shares of Common Stock acquired upon exercise of the Option and any other shares of Common Stock held by the Participant.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                  ALON USA OPERATING, INC.

                                                  By: /s/ Jeff D. Morris
                                                     ---------------------------
                                                  Name: Jeff D. Morris
                                                  Title: President/CEO

                                                  PARTICIPANT:

                                                  /s/ Joseph A. Concienne, III
                                                  ------------------------------
                                                  Name: Joseph A. Concienne, III
                                                  Address: 15907 Erin Creek Ct
                                                           Houston Tx 77062

                                                  PARTICIPANT'S SPOUSE:

                                                  /s/ Brenda K. Concienne
                                                  ------------------------------
                                                  Name: Brenda K. Concienne

                                    EXHIBIT A

VESTING SCHEDULE

Vesting of the Option will be accelerated from the stated Final Vesting Date in accordance with the following terms:

Covered Entities. The Corporation's objectives which will determine the accelerated vesting of the Option will be based upon the consolidated results of the Corporation and each of its affiliates that are operating the Southwest Business Unit and marketing assets of the Southeast Business Unit acquired from FINA Oil and Chemical Company (the "Alon USA Group").

Financial Performance. The Option as to 75.8 shares of Common Stock will vest on an accelerated basis with respect to each fiscal year of the Corporation (the "Annual Vesting Amount") commencing with 2001 and ending with 2006 (a total of
454.8 shares) to the extent that the Targeted Cash Flow of the Alon USA Group for such fiscal year exceeds the Annual Target Amount for that fiscal year:

                     Minimum Target
                    Amount (millions)       Annual Target Amount         Annual Plan
Year Ending       (Actual debt service       (millions) (85% of             Amount
December 31,            required)               Annual Plan)              (millions)
------------      --------------------      --------------------         -----------
                            $                        $                         $
    2001                   6.7                     14.36                     16.9
    2002                   7.8                     15.56                     18.3
    2003                   9.3                     17.08                     20.1
    2004                   9.3                     18.62                     21.9
    2005                   9.3                     20.23                     23.8
    2006                   9.3                     21.43                     25.2

Acceleration of vesting will be effective as of the last day of each year. To the extent that any Annual Vesting Amount is not accelerated because the Annual Target Amount has not been met for that year (a "Missed Amount"), vesting of that amount may be accelerated in a succeeding year to the extent that, as of the end of any year, the total amount of Targeted Cash Flow of the Corporation for that year plus all prior years during the term of the Option exceeds the Cumulative Annual Plan Amount with respect to that year, provided that if the Targeted Cash Flow for any year is less than the Minimum Target Amount, then the Missed Amount for that year will lapse and will not be available for future vesting pursuant to this Agreement.

For purposes of this Agreement, "Targeted Cash Flow" means an amount equal to the Alon USA Group's consolidated net income for the fiscal year, increased by the amount of amortization, depreciation and other non-cash charges included in determining consolidated net income, and reduced by the amount of actual capital expenditures. Notwithstanding the preceding sentence, if actual capital expenditures for a year are less

                                       A-l
than the planned amounts from the following table, the difference between such tabular amount for a year and the actual capital expenditure shall be added back to consolidated net income to determine Targeted Cash Flow for the year:

                               Planned Capital Expenditures
Year Ending December 31                (in millions)
-----------------------        ----------------------------
         2001                             $  12.0
         2002                                16.2
         2003                                16.5
         2004                                 3.2
         2005                                 5.2
         2006                                15.2
         2007                                 5.2

The $21 million payment to Fina with respect to the acquisition of the Southeast Business Unit that is recorded as an expense will also be added back to consolidated net income to determine the Targeted Cash Flow.

Return of Start-Up Capital. The willingness of Alon Israel Oil Company, Ltd. and other investors (the "Start-Up Investors") to provide the start-up capital of the Alon USA Group is premised on the objective of returning the Corporation's start-up capital that exceeds $7.5 million (the "Target Return Capital") to the Start-Up Investors as rapidly as is possible given the Corporation's continuing capital investment requirements and restrictions imposed by the Alon USA Group's debt covenants. The Target Return Capital provided by the Start-Up Investors may be provided as Common Stock, Preferred Stock or as loans subordinated to the debt provided by the senior secured lender to the Corporation and its Affiliates. The Target Return Capital consists of a total of $5.0 million of capital stock and $22.5 million of subordinated debt.

In order to provide an incentive to management to operate the Corporation in a manner that is consistent with the objective of returning the Target Return Capital to the Start-Up Investors, the Option as to 303.4 shares of Common Stock (the "Target Return Capital Amount") will vest on an accelerated basis on the last day of the year in which occurs any of the following: (a) the date on which the Target Return Capital is repaid in full (with pro-rata acceleration of vesting to occur to the extent a portion of the Target Return Capital is returned in any year) or (b) with respect to the calendar year 2007, 156.7 shares, and with respect to the calendar year 2008, 156.7 shares of the Target Return Capital Amount will vest on an accelerated basis to the extent that the Alon USA Group's Targeted Cash Flow for such year exceeds the following target amounts:

Year Ending                Targeted Cash Flow
December 31                      Target
-----------                ------------------
   2007                        $10,000,000
   2008                        $10,000,000

If the Targeted Cash Flow Target is not met for 2007, the shares as to which vesting does not occur in that year will be carried over to 2008 and may be vested on an accelerated basis in that year if the total Targeted Cash Flow for 2007 and 2008 combined exceeds the sum of the Targeted Cash Flow Targets for 2007 and 2008 combined. If the Targeted Cash Flow Target is not met for 2008, the shares as to which vesting does not occur in that year will be carried over to 2009 and may be vested on an accelerated basis in that year if the total Targeted Cash Flow for 2008 and 2009 combined exceeds the sum of the Targeted Cash Flow Targets for 2008 and 2009 combined.

Acceleration Upon Termination of Employment. If Participant's employment is terminated without "Cause" or by the Participant for "Good Reason," as those terms are defined in Participant's Employment Agreement, then the vesting of any portion of the Option which as of the date of termination of employment is available for vesting during the year of termination of employment or in a subsequent year will be accelerated to the date of termination of employment according to the following schedule:

  Date of Termination              Percentage Vesting
----------------------             ------------------
   Prior to 1/1/2003                      25%
1/1/2003 to 12/31/2004                    50%
1/1/2005 to 12/31/2006                    75%
   After 12/31/2006                       90%

                                  AMENDMENT TO
                            ALON USA OPERATING, INC.
                        INCENTIVE STOCK OPTION AGREEMENT

      This Amendment is made by and between Alon USA Operating, Inc. (the "Corporation") and Joe Concienne (the "Participant") as of the 25th day of July, 2002, with reference to the following facts:

      A. On February 5, 2001, the Corporation and the Participant entered into the Alon USA Operating, Inc. Incentive Stock Option Agreement (the "Agreement") pursuant to which the Participant was granted an option to purchase 758.2 shares of Common Stock of the Corporation pursuant to the Corporation's 2000 Stock Option Plan (the "Plan") on the terms and conditions set forth in the Agreement.

      B. The Corporation intends to create a class of nonvoting common stock designated as Class B Common Stock and has amended the Plan to provide for the issuance of Class B Common Stock upon the exercise of options granted under the Plan.

      C. The Corporation and the Participant wish to amend the Agreement to reflect the Participant's acknowledgment and agreement that Class B Common Stock will be issued upon the exercise of the option evidenced by the Agreement.

      THEREFORE, the Agreement is amended as follows:

            The term "Common Stock" as used throughout the Agreement is amended to mean the Class B Common Stock, $.01 par value per share, of the Corporation, effective upon the filing by the Corporation of the Certificate of Amendment to its Certificate of Incorporation that creates the nonvoting Class B Common Stock, $.01 par value per share, of the Corporation.

      IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                                ALON USA OPERATING, INC.

                                                By /s/ Jeff D. Morris
                                                  ------------------------------
                                                   Name:
                                                   Title:

PARTICIPANT'S SPOUSE:                           PARTICIPANT:

    /s/ Brenda Concienne                               /s/ Joe Concienne
-----------------------------                   --------------------------------
   Name: Brenda Concienne                             Name: Joe Concienne